Exhibit 4.3

                                  "1982 Plan"

                              ANDERSEN GROUP, INC.
                          INCENTIVE STOCK OPTION PLAN
                          ---------------------------

         1. Purpose of Plan. The purpose of this Incentive Stock Option Plan (hereinafter referred to as the "Plan") is to advance the interests of Andersen Group, Inc. ("Andersen") by providing a means whereby key executive employees of Andersen may be given an opportunity to purchase shares of its Common Stock (such shares of Common Stock hereinafter referred to as "shares") by exercise of options granted under this Plan which are intended to qualify as "incentive stock options," (hereinafter called "stock options") under Section 422A of the Internal Revenue Code of 1954, as amended.

         2. Administration. This Plan shall be administered under the supervision of the Board of Directors of Andersen (hereinafter the "Board"). Subject to the express provisions of this Plan, the Board shall have authority in its discretion to determine the employees who shall receive options, the times when they shall receive the same, and the number of shares in respect of which the employee shall have an option. The Board shall have authority to make all other determinations necessary or advisable in the administration of this Plan, which determinations shall be conclusive unless revised by the Board.

         3. Shares Subject to this Plan. The aggregate number of shares of Common Stock of Andersen for which options may be granted under this Plan shall be 75,000 shares, subject to adjustment upon changes in capitalization of Andersen as provided in paragraph 13. Such shares may be authorized and unissued shares or may be treasury shares. If any option granted under this Plan shall expire, lapse or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall (unless this Plan shall have been terminated) again be available for other options to be granted under this Plan.

         4. Eligibility. Options shall be granted under this Plan only to employees who are officers or who are employed in an executive or management level capacity by Andersen and who shall be determined by the Board to be eligible therefor. No option shall be granted (i) to a director of Andersen, or
(ii) to an employee if, at the time such option is granted, said employee owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of Andersen or of its parent or any subsidiary of Andersen. The foregoing notwithstanding, the limitation of subsection (ii) of the preceding sentence shall not apply if, at the time such option is granted, the option price, determined in accordance with Section 7, is at least 110 percent (110%) of the fair market value of the stock subject to the option and such option, by its terms, is not exercisable after the expiration of five years from the date such option is granted. For purpose of the preceding sentences, an employee shall be deemed to own all shares which are attributable to him under
Section 425(d) of the Internal Revenue Code of 1954 (including, without limitation, shares owned by his brothers, sisters, spouse, ancestors and lineal decendants or shares owned on his behalf in a trust).


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         5. Granting of Options. The Board from time to time may designate from among the eligible employees of Andersen those key employees to whom options to purchase shares shall be granted under this Plan and the number of shares which shall be subject to each option so granted. In no case shall an employee be granted, in any one calendar year, options to purchase more than (i) $100,000 of stock, based upon its fair market value at the time of grant, plus (ii) any available portion of an unused carryover amount, as allowed by Section 422A(c)(4) of the Internal Revenue Code. The Board shall direct an appropriate officer of Andersen to execute and deliver agreements to employees reflecting the grant of options. All actions of the Board under this paragraph 5 shall be conclusive.

         6. Option Period. Subject to the provisions of paragraph 13, the options granted under this Plan to any eligible employee shall not be exercisable prior to the expiration of one (1) year from the date of grant, and options shall expire on a date (i) not later than five (5) years after date of grant, in the case of options granted pursuant to the third sentence of Section 4, and (ii) in all other cases, not later than ten (10) years after date of grant.

         7. Option Price. The per share price shall be fixed by the Board and set forth in the option agreement, which price in no case shall be less than one hundred percent (100%) of the fair market value of the stock on the day the option is granted. In no event shall the option price be less than the book value of the stock as of the end of the fiscal year of Andersen immediately preceding the date of grant. The date on which the Board approves the grant of an option shall be deemed the date on which the option is granted.

         8. Option Agreement. Each option grant shall be evidenced by an option agreement in the form approved by the Board which agreement shall be signed by the optionee and signed on behalf of Andersen by the President, or a Vice President of Andersen, other than the optionee, and shall be dated as of the date of the granting of the option, as determined in paragraph 7.

         9. Exercise of Options. No stock option granted under this Plan may be exercised until all incentive stock options of an earlier date granted to the optionee under this Plan or under any prior incentive stock option plan of Andersen, its parent or subsidiary, shall be exercised in full or shall have expired by reason of the lapse of time. Subject to this limitation, and to the provisions of paragraph 6, options may be exercised in whole or in part at any time. Each option shall be exercised by delivery of written notice to Andersen specifying the number of shares to be purchased and the date of payment therefor. Andersen shall promptly deliver to the optionee a certificate for the number of shares purchased against payment in full of the purchase price. The optionee shall not have any rights of a stockholder except to the extent that the option has been exercised. Once an option has been exercised, the optionee shall have all the rights of a stockholder.

         10. Termination of Options. Options granted hereunder, to the extent not exercised, shall terminate upon (i) expiration of the option period with respect to such option, as provided in paragraph 6, or (ii) termination of the optionee's employment with Andersen,

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whichever date shall first occur. If an optionee dies while he is an employee of
Andersen, his option may, to the extent that he was entitled to exercise it on the date of his death and to the extent that it has not expired in accordance with paragraph 6 hereof, be exercised at any time by the optionee's designated beneficiaries or, if none, by the legal representative of the optionee's estate within 60 days after the date of the appointment of such legal representative.

         11. Non-Transferability of Options. Each option granted under this Plan, by its terms, shall be personal to the optionee and not transferable; and, during the lifetime of the optionee, options shall be exercisable only by him.

         12. Termination of Employment. Nothing contained in this Plan, or in any option granted hereunder, shall confer upon an optionee any right to be continued in the employ of Andersen or interfere in any way with the right of Andersen to terminate his employment at any time for any reason. In the event of termination of employment, all rights under any option held by the employee shall thereupon lapse.

         13. Adjustments Upon Changes in Capitalization. If an option under this Plan is exercised subsequent to any stock dividend or stock split, the number of shares to which such option shall be applicable and the option price for such shares shall be appropriately adjusted by the Board, whose determination shall be conclusive. In the event of any such change in the outstanding shares of Andersen, the aggregate number and class of shares available under this Plan shall be appropriately adjusted by the Board.

         14. Merger of Andersen. If Andersen is not the surviving corporation in the event of a merger or consolidation or transfers substantially all of its assets or if more than eighty percent (80%) of the outstanding capital stock of Andersen is acquired by another corporation, unexercised options outstanding under the Plan may be cancelled by the Board as of the effective date of the merger, consolidation, sales or acquisition. In the event of such cancellation notice thereof shall be given to each optionee and he shall be given the right to exercise such options in full during a thirty (30) day period preceding such effective date, provided he has satisfied the holding requirement referred to in paragraph 6 above. If unexercised and outstanding stock options are not cancelled, however, the optionee will be entitled, on exercise of such option, to receive shares of common stock or other securities of the surviving or acquiring corporation in the same ratio as the shareholders of Andersen receive for their shares.

         15. Effective Date and Term of this Plan. This Plan shall become effective upon approval of the stockholders of Andersen. Unless previously terminated in accordance with paragraph 16, this Plan shall terminate on the tenth anniversary of its approval by the Board, after which termination no option shall be granted hereunder.



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         16. Termination, Suspension or Modification. The Board may at any time terminate or suspend operation of this Plan or make such modifications thereof as it shall deem advisable; provided, however, that the Board may not, without further approval by the stockholders of Andersen, increase the maximum number of shares for which options may be granted under this Plan, or change the class of eligible employees under this Plan. In addition, the Board may not increase the maximum dollar limit on the amount of grants of stock options per employee per calendar year.

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